Exhibit 21.4



                      JERSEY CENTRAL POWER & LIGHT COMPANY
                         SUBSIDIARIES OF THE REGISTRANT
                              AT DECEMBER 31, 2003



                                                                  STATE OF
   NAME OF SUBSIDIARY                      BUSINESS             ORGANIZATION
   ------------------                      --------             ------------


JCP&L PREFERRED CAPITAL, INC.        SPECIAL-PURPOSE FINANCE      DELAWARE
  JCP&L CAPITAL, L.P.                SPECIAL-PURPOSE FINANCE      DELAWARE

  JCP&L TRANSITION FUNDING LLC       SPECIAL-PURPOSE FINANCE      DELAWARE


Note: JCP&L, along with its affiliates Met-Ed and Penelec, collectively own all of the common stock of Saxton Nuclear Experimental Corporation, a Pennsylvania nonprofit corporation organized for nuclear experimental purposes which is now inactive. The carrying value of the owners' investment has been written down to a nominal value.